As filed with the Securities and Exchange Commission On November 5, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ELECTRONIC ARTS INC.

Delaware	94-2838567
(State of Incorporation)	(IRS Employer Identification No.)

209 Redwood Shores Parkway

Redwood City, CA 94065

(Address of Principal Executive Offices)

Criterion Software Group Limited Approved

Share Option Scheme

(Full Title of the Plan)

STEPHEN G. BENÉ

Senior Vice President, General Counsel and Secretary

209 Redwood Shores Parkway

Redwood City, CA 94065

(650) 628-1500

(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Aggregate Offering Price	Amount of Registration Fee
Common Stock ($0.01 par value)	136,524	$1.61	$219,804	$27.85

(1)	This Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Criterion Software Group Limited Approved Share Option Scheme by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration, which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)	Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the weighted average exercise price of outstanding options.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register the shares of Common Stock, par value $0.01 per share, of Electronic Arts Inc., a Delaware corporation (“EA” or the “Company”), issuable pursuant to the Criterion Software Group Limited Approved Share Option Scheme (the “Option Scheme”). In connection with EA’s acquisition of Criterion Software Group Limited (“Criterion”), EA offered to assume all of the outstanding options issued under the Option Scheme.

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

EA hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	EA’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004 filed with the Commission on June 4, 2004;

(b)	EA’s Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30 and September 30, 2004, filed on August 3, 2004 and November 3, 2004, respectively;

(c)	EA’s Current Reports on Form 8-K filed on April 8, 2004, April 29, 2004, July 22, 2004 and October 19, 2004;

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by EA’s Annual Report referred to in (a) above; and

(e)	The description of EA’s Common Stock contained in the Company’s Registration Statement on Form 8-A, together with any other amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	EXPERTS

The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for EA by Stephen G. Bené, Senior Vice President, General Counsel and Secretary of the Company.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware allows a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation), by reason of the fact that the person was an officer or director of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that the person (a) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and (b) in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify its officers and directors in an action by or in the right of the corporation under the same conditions, except that judicial approval of the indemnification is required if the officer or director is judged to be liable to the corporation in the performance of his or her duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify the officer or director against the expenses which he or she actually and reasonably incurred. Section 6 of our amended and restated bylaws and Article 7 of our amended and restated certificate of incorporation provide for the indemnification of our directors and officers to the fullest extent permissible under Delaware law, and if Delaware law is amended to further eliminate or reduce directors’ and officers’ liability to a Delaware corporation, our directors and officers liability shall be so eliminated or reduced as well.

In addition, in accordance with the Delaware General Corporation Law, Article 8 of our amended and restated certificate of incorporation limits the personal liability of our directors for violations of their fiduciary duty. This provision eliminates each director’s liability to us or our stockholders for monetary damages except (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

We have entered into indemnification agreements with our directors and officers. These agreements provide indemnity rights to the maximum extent permitted by law. While the indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against us or our directors or officers, if a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit may be borne by us because, although any such recoveries would accrue to our benefit, they may be offset by our obligations to the director or officer under the indemnification agreement. In addition, our officers and directors are insured under an officers and directors liability insurance policy.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

4.01	Amended and Restated Certificate of Incorporation of Electronic Arts Inc. (1)

4.02	Amended and Restated Bylaws of Electronic Arts Inc. (2)

4.03	Criterion Software Group Limited Approved Share Option Scheme and related documents

4.04	Form of Letter to Holders of Options Granted under the Option Scheme and related documents

4.05	Form of Grant of Rollover Options Under the Criterion Software Group Limited Approved Share Option Scheme

5.01	Opinion of General Counsel regarding legality of the securities being issued

15.01	Letter re: Unaudited Interim Financial Information

23.01	Consent of General Counsel (included in Exhibit 5.01)

23.02	Consent of Independent Registered Public Accounting Firm

24.01	Power of Attorney (see page 4 hereof)

(1)	Incorporated by reference to exhibit filed with EA’s Form 10-Q for the fiscal quarter ended September 30, 2004

(2)	Incorporated by reference to exhibit filed with EA’s Form 10-Q for the fiscal quarter ended June 30, 2004

ITEM 9.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual and corporation whose signature appears below constitutes and appoints Warren C. Jenson and Kenneth A. Barker and each of them, his or its true and lawful attorneys-in-fact and agents with full power of substitution, for him or it and in his or its name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement of Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redwood City, State of California, on this 5th day of November, 2004.

ELECTRONIC ARTS INC.

By:	/s/ Stephen G. Bené
Stephen G. Bené, Esq.
Senior Vice President, General Counsel
and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

Chief Executive Officer:

/s/ Lawrence F. Probst III Lawrence F. Probst III	Chairman and Chief Executive Officer	November 5, 2004

Principal Financial Officer:

/s/ Warren C. Jenson Warren C. Jenson	Exec. Vice President, Chief Financial and Administrative Officer	November 5, 2004

Principal Accounting Officer:

/s/ Kenneth A. Barker Kenneth A. Barker	Vice President, Chief Accounting Officer	November 5, 2004

Directors:

/s/ M. Richard Asher M. Richard Asher	Director	November 5, 2004

/s/ William J. Byron William J. Byron	Director	November 5, 2004

/s/ Leonard S. Coleman Leonard S. Coleman	Director	November 5, 2004

/s/ Gary M. Kusin Gary M. Kusin	Director	November 5, 2004

/s/ Gregory B. Maffei Gregory B. Maffei	Director	November 5, 2004

/s/ Timothy J. Mott Timothy J. Mott	Director	November 5, 2004

/s/ Robert W. Pittman Robert W. Pittman	Director	November 5, 2004

/s/ Linda J. Srere Linda J. Srere	Director	November 5, 2004

INDEX TO EXHIBITS

Exhibit Number	Description

4.01	Amended and Restated Certificate of Incorporation of Electronic Arts Inc. (1)

4.02	Amended and Restated Bylaws of Electronic Arts Inc. (2)

4.03	Criterion Software Group Limited Approved Share Option Scheme and related documents

4.04	Form of Letter to Holders of Options Granted under the Option Scheme and related documents

4.05	Form of Grant of Rollover Options Under the Criterion Software Group Limited Approved Share Option Scheme

5.01	Opinion of General Counsel regarding legality of the securities being issued

15.01	Letter re: Unaudited Interim Financial Information

23.01	Consent of General Counsel (included in Exhibit 5.01)

23.02	Consent of Independent Registered Public Accounting Firm

24.01	Power of Attorney (see page 4 hereof)

(1)	Incorporated by reference to exhibit filed with EA’s Form 10-Q for the fiscal quarter ended September 30, 2004

(2)	Incorporated by reference to exhibit filed with EA’s Form 10-Q for the fiscal quarter ended June 30, 2004